Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

SENMIAO TECHNOLOGY LIMITED

We consent to the inclusion in the forgoing Registration Statement of SENMIAO TECHNOLOGY LIMITED (the “Company”) on Form S-1of our report dated September 28, 2017, except for Notes 1, 11, 15, and 16, which are dated on January 29, 2018, relating to our audit of the consolidated balance sheets as of March 31, 2017 and 2016, and the consolidated statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the years ended March 31, 2016 and 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA LLP

Vancouver, BC

January 30, 2018